EXHIBIT 10.1

STOCK OPTION AWARD

[NAME]

Congratulations!

On [date], Leggett & Platt, Incorporated (the “Company”) awarded you Stock Options under the Company’s 1989 Flexible Stock Plan. You were granted an option to buy              shares of the Company’s Common Stock at the price of [$] per share.

The option will expire ten (10) years from the date of grant, will be subject to the Terms and Conditions – Non-Qualified Stock Option Award attached and will become exercisable as follows:

May Be Purchased
# of Shares	Not Before	Not After
[33%]	[1 year, 6 months from grant date]	[expiration date]
[33%]	[2 years, 6 months from grant date]	[expiration date]
[34%]	[3 years, 6 months from grant date]	[expiration date]

By signing below, you agree to abide by the attached Terms and Conditions — Non-Qualified Stock Option Award. Before you exercise the Options, you must sign and return one original of this page to:

Compensation Section

Human Resources Department

Leggett & Platt, Incorporated

#1 Leggett Road

Carthage, MO 64836.

The Company’s most recent Summary of the 1989 Flexible Stock Plan – Options is also attached. The Annual Report to Shareholders is not included in this folder but is available upon request to the Corporate Human Resources Department.

Designation of Beneficiary (optional):

I designate the following person as my beneficiary of this Stock Option Award.

Name of Beneficiary

Accepted and Agreed:

Signature of Participant

TERMS AND CONDITIONS

OF

NON-QUALIFIED STOCK OPTION AWARD

DEFINITIONS

Committee	A Committee of non-employee directors (or their designees) who administer the Stock Option Plan

Exercise Price	The price per share as shown on the Option Award times the number of shares to be exercised

Expiration Date	The last date on which shares may be purchased as shown on the Option Award

Fair Market Value	The number of shares of the Company’s common stock delivered by Participant times the closing price of such stock on the trading day immediately preceding the Option exercise date

Option	The Non-Qualified Stock Option Award and these Terms and Conditions

Option Shares	The number of shares of L&P Stock set out on the Option Award that may be purchased under the Option

Stock Option Plan	The Leggett & Platt, Incorporated 1989 Flexible Stock Plan, as amended

1.	Exercise of Option

The Option may be exercised in whole or in part. To exercise the Option, you must deliver a signed exercise notice to the Company, a sample of which is attached as Exhibit A. You should contact the Human Resources Department-Compensation Section at (417) 358-8131 for assistance in exercising the Option.

2.	Payment of Exercise Price

Payment of the Exercise Price for Option Shares will be made to the Company either:

(a)	in cash (cashier’s check, bank draft, or money order); or

(b)	by delivering L&P Stock owned by you (and held for at least six months) having a Fair Market Value equal to the Exercise Price; or

(c)	by any combination of cash and L&P Stock.

The Exercise Price also may, with the consent of the Committee, be paid in whole or in part in other property.

3.	Termination of Employment; Nonassignability

3.1 Termination of Employment. If your employment is terminated by reason of discharge or voluntary quit, you may exercise the Option within 3 months after such termination, but (i) only to the extent the Option was exercisable on the termination date, and (ii) not later than the Expiration Date. However, if employment is terminated “for cause,” your full interest in the Option will terminate on such termination date and all rights to the Option will cease. “For cause” means termination for any of the following reasons: (i) conviction of a crime involving the theft or willful destruction of money or other property of the Company or conviction of any crime involving moral turpitude or fraud; (ii) continued and repeated violations of specific directions of the Company; or (iii) dishonesty, willful gross neglect or willful gross misconduct in the performance of duties.

3.2 Retirement. If your employment is terminated due to Retirement (as defined below), your rights under the Option will continue to vest and become exercisable until 3 months after the Retirement date (but not later than the Expiration Date). You may exercise the Option within 1 year after the Retirement date, but (i) only to the extent the Option was exercisable on the Retirement date or becomes exercisable within 3 months after Retirement, and (ii) not later than the Expiration Date. “Retirement” means you voluntarily quit (i) on or after age 65, or (ii) on or after age 55 if you have at least 15 years of service with the Company or any company or division acquired by the Company.

3.3 Disability. If your employment is terminated due to Disability (as defined below), you may exercise the Option within 1 year after such termination, but (i) only to the extent the Option was exercisable on the termination date, and (ii) not later than the Expiration Date. “Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than 1 year.

3.4 Death. If you die within the 3-month period referred to in Section 3.1 or the 1-year periods referred to in Sections 3.2 and 3.3, or while employed by the Company or a Subsidiary, the beneficiary designated pursuant to Section 3.6 may exercise the Option within 1 year after your death, but (i) only to the extent the Option was exercisable on the date of death, and (ii) no later than the Expiration Date. If you have no designated beneficiary, the right to exercise will extend to the personal representative of your estate or the person to whom the Option has been transferred by will or the laws of descent and distribution.

No transfer of the Option, other than by filing a written designation of beneficiary as provided in Section 3.6, will bind the Company unless the Company has been furnished with written notice of the transfer and a copy of the will and/or such other evidence as the Committee may require to establish the validity of the transfer. No transfer will be effective unless the transferee accepts the terms and conditions of the Option.

3.5 Leave of Absence. In determining whether your employment has been terminated for purposes of exercising the Option, the employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

3.6 Non-Transferability of Rights; Designation of Beneficiaries. You may not transfer the Option except by will or the laws of descent and distribution or as provided in this Section. During your lifetime, only you may exercise the Option.

You may file with the Company a written designation of a beneficiary or beneficiaries to exercise the Option in the event of your death. You may revoke or change a beneficiary designation. Any such beneficiary designation will be controlling over any other disposition; provided, however, that if the Committee is in doubt as to the right of any such beneficiary to exercise the Option, the Committee may determine to recognize only an exercise by the personal representative of your estate.

4.	Withholding

When you exercise the Option, the Company may withhold from the Option Shares any amount required to satisfy applicable tax laws (at the Company’s required withholding rate). Alternatively, you may elect to pay the taxes due in cash or L&P Stock.

5.	Noncompetition

For two years after you exercise any portion of this Option, you will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate their employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved as an employee, consultant or agent.

If you violate the preceding paragraph, then you will pay to the Company any Option Gain you realized from exercising all or any portion of this Option. “Option Gain” is equal to (i) the number of shares purchased under the Option times the closing price of L&P Stock on the trading day immediately preceding the date the Option is exercised, minus (ii) the Exercise Price, and minus (iii) any non-refundable taxes paid by you as a result of such exercise.

If any restriction in this section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

6.	Stock Option Plan Controls

The Option is subject to the Stock Option Plan, which is incorporated by reference. In the event of any conflict, the Stock Option Plan will control over the Option. All capitalized terms have the meanings given them in the Stock Option Plan unless otherwise defined herein or unless the context clearly indicates otherwise. Upon request, a copy of the Stock Option Plan will be furnished to you.

7.	Non-Qualified Stock Option

The Option is not designed to be an “Incentive Stock Option” under Section 422 of the Internal Revenue Code. The Option is a non-qualified option.

8.	Other

In the event of a Change of Control of the Company, all shares granted under the Option Award will immediately become exercisable.

The Committee may in its discretion accelerate the time at which all or any part of the Option becomes exercisable.

In the absence of any specific agreement to the contrary, the grant of the Option to you will not affect any right of the Company or its Subsidiaries to terminate your employment or your right to resign from employment.

The Option will be governed by the laws of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Option to the substantive law of another jurisdiction.

EXHIBIT A

NOTICE OF EXERCISE

To:	Human Resources Dept. – Compensation Section	VIA FACSIMILE
	Leggett & Platt, Incorporated	(417) 358-5840

No. 1 Leggett Road

Carthage, Missouri 64836

I hereby exercise my option to purchase                      shares of Leggett & Platt, Incorporated (the “Company”) common stock in accordance with my Option Award dated                     .

The Exercise Price is $                     (number of shares being purchased X the price per share as shown on the Option Award). In payment of the Exercise Price I have enclosed the following (check appropriate box(es)):

☐	a cashier’s check, bank draft or money order made payable to Leggett & Platt, Incorporated for $_________.

☐	________ shares of the Company’s common stock having a Fair Market Value of $__________. “Fair Market Value” means the number of shares delivered in payment of the Exercise Price times the closing price of the Company’s common stock on the trading day immediately preceding the Option exercise date.

I represent to the Company that (i) I own the enclosed shares free and clear of all liens and encumbrances, (ii) I have held the shares for at least six (6) months, and (iii) I have the right to transfer the shares to the Company.

I understand the Company will withhold from the Option Shares any amount required to satisfy applicable tax laws (at the Company’s required tax withholding rate) unless I have previously notified the Company of my desire to pay the tax withholding in cash.

Signature

Print Name: _______________________________

Date: ______________________________________

NOTE: To properly transfer the shares you should (i) complete the back of the certificate showing Leggett & Platt, Incorporated as the assignee, (ii) sign and date the certificate, and (iii) have your signature guaranteed by a bank or trust company or a member firm of a major stock exchange.